Exhibit 99.1

Ameriprise Financial, Inc.
Ameriprise Financial Center Minneapolis, MN 55474

News Release

Ameriprise Financial Reports

Third Quarter 2008 Results

$0.32 loss per share in the quarter, driven by credit market dislocation

Core operating earnings were $1.04 per share

Company maintains high-quality asset portfolio, strong liquidity and excess capital

MINNEAPOLIS – October 29, 2008 – Ameriprise Financial, Inc. (NYSE: AMP) today reported a net loss of $70 million, or ($0.32) per share, for the quarter ended September 30, 2008, compared to net income of $198 million, or $0.83 per share, in the prior year quarter. Third quarter 2008 results were negatively impacted by $301 million in after-tax losses primarily driven by previously disclosed credit-related losses in Lehman Brothers and Washington Mutual securities, costs of supporting RiverSource 2a-7 money market funds and expenses related to unaffiliated money market funds.

Core operating earnings for the third quarter of 2008, which exclude the losses from credit market dislocation, were $231 million after-tax, or $1.04 per share, compared to core operating earnings of $237 million after-tax, or $0.99 per share, in the third quarter of 2007.

In the quarter, core operating earnings were negatively impacted by the continuing decline in equity markets, clients’ shift to more cash-driven products compared to traditional sales activities, and a lower yield on the company’s investment portfolio as a result of strengthening its liquidity position. These impacts were partially offset by favorable adjustments from updating valuation assumptions and conversion to a new valuation system for RiverSource Life products. Consistent with prior quarters, the company continues to manage expenses prudently to mitigate the impact of lower revenues.

The company maintains a high-quality balance sheet and strong liquidity, with more than $4 billion in cash and cash equivalents. Management expects to have approximately $1 billion in excess capital at the end of 2008 after allocating capital to previously announced acquisitions.

“Credit market events and weak equity markets affected both our earnings and client activity in the third quarter,” said Jim Cracchiolo, chairman and chief executive officer. “Despite these market effects, the decisions and investments we’ve made have reinforced the strength of our business: Our client retention is strong, our advisors to report consistently high levels of satisfaction, and we are capturing retail asset flows.

“We continue to maintain strong capital and liquidity positions, and we are managing expenses carefully. While markets remain challenging, I am confident that our strengths, along with our diversified business model, will allow us to emerge from this difficult period in a stronger competitive position.”

Third Quarter 2008 Summary

Management believes the exclusion of after-tax losses due to credit market dislocation from net income best reflects the underlying performance of the business for the current quarter. Management also believes that the presentation of adjusted measures best reflects the underlying performance of 2007 operations, as it excludes non-recurring separation costs. Excluding non-recurring separation costs is consistent with the non-GAAP financial information presented in the company’s Annual Report on Form 10-K for year-end 2007, filed on February 29, 2008 with the SEC.  For the non-GAAP presentation of after-tax amounts throughout this release, the tax effect is calculated using the statutory tax rate of 35 percent.

Ameriprise Financial, Inc.
Third Quarter Summary

			%	Per Diluted Share			%
(in millions, unaudited)	2008	2007	Change	2008		2007	Change

Net income (loss)	$(70)	$198	NM	$(0.32	)(2)	$0.83	NM
Add: Separation costs, after-tax(1)	—	39	NM	—		0.16	NM
Adjusted earnings (losses), after-tax	(70)	237	NM	(0.32	)(2)	0.99	NM
Add: After-tax impacts:(1)
Credit-related losses	213	—	NM	0.96		—	NM
RiverSource 2a-7 money market funds support costs	57	—	NM	0.26		—	NM
Expenses related to unaffiliated money market funds	31	—	NM	0.14		—	NM
Core operating earnings, after-tax	$231	$237	(3)%	$1.04		$0.99	5%

Weighted average common shares outstanding:
Basic	219.1	235.4
Diluted	221.7	239.2

NM   Not Meaningful.

(1)             For this non-GAAP presentation, after-tax is calculated using the statutory tax rate of 35%.

(2)             Diluted shares used in this calculation represent basic shares due to the net loss. Using actual diluted shares would result in anti-dilution.

Excluded from core operating earnings were the following impacts from the dislocation in credit markets in the third quarter of 2008:

•                  $213 million, or $0.96 per share, in after-tax credit-related losses:

•                  $89 million in realized losses related to Lehman Brothers securities,

•                  $43 million in realized losses related to Washington Mutual securities,

•                  $66 million in realized losses of non-agency, residential mortgage-backed securities,

•                  $12 million in realized losses related to other securities, and

•                  $3 million in write-offs of Lehman Brothers derivatives. The pretax amount is reflected in the benefits, claims, losses and settlement expense line.

•                  $57 million, or $0.26 per share, in after-tax expenses to support $1 net asset values of RiverSource 2a-7 money market funds that held Lehman Brothers commercial paper:

•                  $50 million for the purchase of Lehman Brothers commercial paper at 100 percent plus accrued interest, less the then current market value. The pretax amount is reflected in the general and administrative expense line.

•                  $7 million reflecting the decline in price from the date of purchase through September 30, 2008. The pretax amount is reflected in net investment income.

•                  $31 million, or $0.14 per share, in after-tax expenses related to unaffiliated money market funds:

•                  $23 million for guaranteeing specific client holdings. The pretax amount is reflected in the general and administrative expense line.

•                  $8 million for a provision for losses on receivables. The pretax amount is reflected in distribution fees.

In the quarter, core operating earnings were significantly impacted by equity market depreciation, lower client activity and a lower yield on the company’s investment portfolio as a result of strengthening its liquidity position. Core operating earnings also included the following disclosed items:

•                  $40 million in net after-tax benefits, or $0.18 per share, resulting from a:

•                  $69 million benefit from the combined impact of the company’s annual detailed review of valuation assumptions for RiverSource Life products and the conversion to a new industry standard valuation system that provided enhanced actuarial modeling capabilities, and a

•                  $29 million loss from the market’s impact on deferred acquisition cost (DAC) and deferred sales inducement cost (DSIC) balances.

•                  $9 million in after-DAC, after-tax benefits, or $0.04 per share, from variable annuity hedge ineffectiveness. This includes a benefit from the impact of credit spread widening on the SFAS 157 valuation of the liability. This benefit was partially offset by underlying hedge performance.

•                  $14 million in tax benefits, or $0.06 per share, from finalizing prior period tax returns.

Liquidity and Balance Sheet

Management’s long-standing focus on risk management and risk-return based decision-making has positioned the company well.

As of September 30, 2008, the company had strong balance sheet fundamentals:

Substantial amounts of uncommitted liquidity

•                  Cash and cash equivalents were over $4 billion, up $0.6 billion from the second quarter of 2008, with $1.3 billion at the holding company.

•                  In addition, the company maintains back-up lines of credit at parent, subsidiary and mutual fund levels.

Excess capital and conservative capital management

•                  The company had more than $1 billion in excess capital.

•                  RiverSource Life companies’ estimated risk-based capital ratio was well in excess of the companies’ target to maintain AA ratings, even after investment losses and an extraordinary dividend of $375 million in the quarter to transfer a portion of excess capital to the parent company.

•                  The company repurchased 2.3 million shares of its common stock in the quarter for $94 million.

High quality investment portfolio

•                  The company’s Available-for-Sale portfolio of approximately $23 billion is both well-diversified and high-quality.

•                  Realized losses in the quarter were primarily driven by credit market dislocations, primarily Lehman Brothers and Washington Mutual, and to a lesser extent, non-agency residential mortgage-backed securities.

•                  Net unrealized losses were approximately $1.5 billion, or $1.0 billion after-tax. The increase in unrealized losses in the quarter was primarily the result of illiquidity driving increased corporate credit spreads, not specific credit events.

•                  Approximately 7 percent of the portfolio is rated below investment grade.

•                  The company’s $3 billion commercial mortgage loan portfolio has an average loan-to-value ratio of 54 percent, a coverage ratio of over 1.8 times, and has experienced no delinquencies for the past 9 quarters.

Conservative capital ratios

•                  The debt-to-capital ratio was 23.6 percent.

•                  The debt-to-capital ratio excluding non-recourse debt and with 75 percent equity credit for hybrid securities was 18.6 percent.

•                  The year-to-date 2008 ratio of earnings to fixed charges was 3.4 times.

Management believes the company has the liquidity, capital and asset quality to support its business model through economic cycles.

More than adequate liquidity to meet expected demands

•                  No securities lending of its owned assets.

•                  No reliance on commercial paper, bank lines or other short-term institutional funding for liquidity.

•                  No debt maturities until November 15, 2010.

Preservation of conservative capital position

•                  The company will continue to utilize its enterprise risk management capabilities and invest in product hedging to anticipate and mitigate risk within tolerance levels.

•                  Management believes it will have approximately $1 billion in excess capital at year end, after allocating capital to previously announced acquisitions, and has no plans to access the equity markets.

•                  In light of the current market environment and the company’s conservative approach, management has temporarily suspended its stock repurchase program.

•                  Given the strength of its financial position, the company will continue to maintain its current quarterly cash dividend. The $0.17 per common share dividend is payable on November 21, 2008 to Ameriprise Financial shareholders of record at the close of business on November 7, 2008.

Well positioned asset portfolio

•                  While the portfolio is not immune to additional impairments, the company’s high level of liquidity mitigates the risk of having to sell securities in an unrealized loss position.

•                  The entire net after-tax unrealized loss position represented approximately 13 percent of total shareholders’ equity excluding accumulated other comprehensive income (AOCI). Management believes the majority of the unrealized loss position will not be realized.

•                  The company maintains low investment leverage, reflected as investments as a multiple of equity. Therefore, relative changes in the value of the portfolio will have a lower impact on equity.

Additional detail on the company’s investment portfolio has been posted to its investor relations website at ir.ameriprise.com.

Third Quarter 2008 Highlights

•                  The company’s client base remained stable, with continued strong client retention of 94 percent.

•                  Branded financial planning net cash sales increased 9 percent to $48 million in the quarter.

•                  The franchisee advisor force increased 2 percent compared to the prior year, to 7,830. Employee advisor attrition slowed in the quarter while the company continued its reengineering efforts.

•                  The company demonstrated its ability to continue to meet clients’ changing needs by generating retail net inflows of $2.0 billion in the quarter, compared to $2.5 billion in net inflows in the prior year quarter and $1.1 billion in net inflows in the prior quarter. Retail net inflows in the third quarter of 2008 included a mix shift to cash holdings from other products, which is reflected in lower flows into wrap accounts, retail funds and variable annuities.

•                  Owned, managed and administered assets decreased 20 percent year-over-year to $396 billion as of September 30, 2008, reflecting the 24 percent decline in the S&P 500 Index over the same time period, as net inflows in wrap and variable annuities were more than offset by net outflows in asset management products.

•                  Life insurance in-force grew to $192 billion, up 4 percent from the prior-year period.

•                  The company’s previously announced acquisitions remain on-track and are expected to close in the fourth quarter.

Ameriprise Financial, Inc.

Consolidated Income Statements

	Quarter Ended September 30,
	2008					2008 Core
				Core		vs.
(in millions, unaudited)	GAAP Earnings	Credit Market Losses		Operating Earnings	2007 GAAP Earnings	2007 GAAP B/(W)*

Revenues
Management and financial advice fees	$721	$—		$721	$798	(10)%
Distribution fees	376	12	(1)	388	435	(11)
Net investment income	62	333	(2)	395	501	(21)
Premiums	276	—		276	269	3
Other revenues	249	—		249	165	51
Total revenues	1,684	345		2,029	2,168	(6)
Banking and deposit interest expense	43	—		43	57	25
Total net revenues	1,641	345		1,986	2,111	(6)

Expenses	473	—		473	519	9
Distribution expenses Interest credited to fixed accounts	200	—		200	212	6
Benefits, claims, losses and settlement expenses	196	(5	)(3)	191	360	47
Amortization of deferred acquisition costs	240	—		240	128	(88)
Interest and debt expense	27	—		27	27	—
Separation costs	—	—		—	60	NM
General and administrative expense	667	(113	)(4)	554	588	6
Total expenses	1,803	(118)		1,685	1,894	11
Pretax income (loss)	(162)	463		301	217	39
Income tax provision (benefit)	(92)	162	(5)	70	19	NM

Net income (loss)	$(70)	$301		$231	$198	17%

*          B/(W) means the percent 2008 core operating earnings are either better than or worse than 2007 GAAP earnings.

NM    Not Meaningful.

(1)        Includes write-off of distribution revenue receivable from unaffiliated money market funds.

(2)        Includes securities losses related to the Lehman Brothers bankruptcy, Washington Mutual and non-agency, residential mortgage-backed securities and realized losses related to other securities.

(3)        Includes a loss on derivatives related to the Lehman Brothers bankruptcy.

(4)        Includes support costs related to RiverSource 2a-7 money market funds and unaffiliated money market funds

(5)        Reflects tax at the statutory rate of 35% on all impacts related to the credit market losses.

Third Quarter 2008 Consolidated Results

The company reported a net loss of $70 million for the third quarter of 2008. Excluding $301 million of after-tax impacts from credit market dislocation for the quarter ended September 30, 2008 and $39 million of after-tax separation costs for the quarter ended September 30, 2007, core operating earnings declined 3 percent to $231 million.

Total net revenues declined 22 percent, or $470 million, to $1.6 billion, primarily due to declines in net investment income driven by credit market events in the quarter. Excluding these impacts, net revenues were $2.0 billion, down 6 percent. The impact of equity market depreciation, lower client activity and lower yield on the investment portfolio was partially offset by favorable adjustments from updating valuation assumptions and conversion to a new valuation system for RiverSource Life products.

Management and financial advice fees declined 10 percent, or $77 million, to $721 million. The majority of the impact was due to equity market depreciation.

Distribution fees declined 14 percent, or $59 million, to $376 million, primarily driven by lower client activity. Excluding the provision for losses on receivables from unaffiliated money market funds, distribution fees were down 11 percent. The company believes market turmoil resulted in clients’ decreased risk tolerance, reflected in an increase in client cash and deposit balances in the quarter and slowing of sales and flows for other products, which generate distribution fees.

Net investment income decreased 88 percent, or $439 million, to $62 million, primarily due to $333 million in pretax investment losses driven by credit market dislocation, including previously disclosed investments in Lehman Brothers and Washington Mutual, as well as impairments to non-agency, mortgage-backed securities. Excluding these impacts, net investment income declined 21 percent, primarily due to volume declines in annuity fixed accounts and a decrease in commercial mortgage loan reserves in the prior-year period. The decline also included the impact of substantially lower short-term interest rates on the company’s increased liquidity position.

Premiums increased 3 percent, or $7 million, to $276 million, due to growth in Auto & Home premiums.

Other revenues increased 51 percent, or $84 million, to $249 million, largely due to a $95 million benefit from updated valuation assumptions and conversion to a new valuation system for RiverSource Life products, partially offset by a $12 million decline in revenues consolidated under EITF 04-5. Other revenues in the prior-year period included an immaterial impact from updating valuation assumptions for RiverSource Life products. For detail on the combined and net 2008 impacts, please see the table on page 14.

Banking and deposit interest expense decreased 25 percent, or $14 million, to $43 million, primarily due to lower crediting rates on certificate balances, partially offset by higher certificate balances.

Expenses

Consolidated expenses declined 5 percent, or $91 million, to $1.8 billion. Consolidated expenses declined 8 percent, or $149 million, when excluding $118 million of credit market impacts primarily reflecting the company’s decisions to support RiverSource 2a-7 money market funds and expenses related to unaffiliated money market funds, and excluding $60 million in non-recurring separation-related expenses in the prior-year period. The decline in consolidated expenses reflects lower business volumes and continued strong expense controls. The net impact of updating valuation assumptions and conversion to a new valuation system, as well as the market’s impact on DAC and DSIC increased expenses by $35 million in the quarter, compared to an increase of $27 million in the prior-year period.

Distribution expenses declined 9 percent, or $46 million, to $473 million, primarily due to decreases in advisor compensation reflecting lower year-over-year cash sales and market-driven asset declines.

Interest credited to fixed accounts decreased 6 percent, or $12 million, to $200 million, due to year-over-year declines in annuity fixed account balances.

Benefits, claims, losses and settlement expenses decreased 46 percent, or $164 million, to $196 million. The decrease was primarily the result of a net $84 million benefit from updating valuation assumptions, conversion to a new valuation system and the market’s impact on DSIC, partially offset by growth of business volumes and increased life, long-term care and disability insurance benefits. Prior year benefits increased $12 million from updating valuation assumptions. The third quarter of 2007 included $63 million of increased benefit expenses from the mark-to-market of variable annuity guaranteed benefit riders, compared to a decrease of $27 million in the current quarter.

Amortization of DAC increased 88 percent, or $112 million, to $240 million, primarily due to a $120 million expense from the net impact of updating valuation assumptions and conversion to a new valuation system, as well as the markets impact on DAC, compared to $15 million of additional expenses in the third quarter of 2007.

General and administrative expense increased 13 percent, or $79 million, to $667 million. Excluding $113 million from supporting RiverSource 2a-7 money market funds and expenses related to unaffiliated money market funds, general and administrative expense declined 6 percent, to $554 million. The decline reflected cost controls, lower compensation-related expense, and a decline in expenses from certain limited partnerships consolidated under EITF 04-5, which had corresponding revenue offsets.

Taxes

The third quarter of 2008 included a $14 million tax benefit from finalizing prior period tax returns, compared to a $21 million tax benefit in the prior-year period.

Ameriprise Financial, Inc.

Segment Results

	Quarter Ended September 30,
	2008				2008 Core
			Core	2007	vs. 2007
(in millions, unaudited)	GAAP Earnings	Credit Market Losses	Operating Earnings	GAAP Earnings	GAAP B/(W)*

Pretax income (loss)
Certificates and Banking	$(112)	$118	$6	$3	100%
Wealth Management and Distribution	35	16	51	91	(44)
Advice & Wealth Management	(77)	134	57	94	(39)
Asset Management	15	—	15	72	(79)
Annuities	(34)	161	127	91	40
Protection	104	44	148	93	59
Corporate & Other	(170)	124	(46)	(133)	65
Pretax income (loss)	(162)	463	301	217	39
Income tax provision (benefit)	(92)	162	70	19	NM

Net income (loss)	$(70)	$301	$231	$198	17%

*	B/(W) means the percent 2008 core operating earnings are either better than or worse than 2007 GAAP earnings.
NM	Not Meaningful.

Segment Financial Highlights

Segment results reflect both the difficult market environment and management’s efforts to control expenses while investing for growth. Segment results do not include income taxes.

Advice & Wealth Management reported a pretax loss of $77 million for the quarter, primarily driven by $118 million in net realized losses in the certificate and bank investment portfolios. Excluding impacts from the credit market events, segment core operating earnings declined 39 percent, or $37 million, to $57 million, primarily due to market-driven asset declines and lower client activity in the wealth management and distribution business. Expenses remained well-controlled, reflecting lower compensation related expenses and management’s initiatives to reduce expenses to mitigate revenue declines.

Asset Management pretax income declined 79 percent, or $57 million, to $15 million, primarily due to lower assets, driven by market depreciation, negative foreign currency translation, losses on seed money and net outflows. RiverSource net outflows in the quarter were primarily due to reduced mutual fund sales in the Ameriprise channel as client activity slowed, as well as $3.7 billion in anticipated outflows of institutional assets of a former affiliate. Redemption rates for RiverSource Funds have remained stable throughout 2008. Threadneedle continued to experience anticipated outflows of lower-margin institutional assets, as well as outflows of hedge fund assets due to portfolio management changes. Segment expenses remained well controlled. The pending acquisition of J. & W. Seligman, which is scheduled to close in the coming weeks, is expected to significantly increase the company’s third party distribution and investment capabilities.

Annuities reported a pretax loss of $34 million for the quarter, primarily due to $161 million in net realized impairments. Excluding credit market losses, segment core operating earnings increased 40 percent, or $36 million, to $127 million, primarily due to a $16 million benefit to segment pre-tax income from the net impact of updating valuation assumptions and conversion to a new valuation system, as well as the negative impact of the markets on DAC and DSIC. Reflecting clients’ decreasing risk tolerance and preference to hold cash, variable annuity net inflows declined to $0.6 billion in the quarter, while fixed annuity net outflows improved to $0.2 billion. In 2007, updating valuation assumptions and the market impact on DAC and DSIC resulted in an immaterial reduction in expense.

Protection pretax income increased 12 percent, or $11 million, to $104 million. Excluding net realized losses of $44 million, segment core operating earnings increased 59 percent, or $55 million, to $148 million, primarily driven by a $46 million benefit from the net impact of updating valuation assumptions and conversion to a new valuation system, as well as the negative market impact on DAC, compared to a $30 million negative impact last year. Results also included a $26 million increase in life, disability income and long-term care benefits.

Corporate & Other reported a pretax loss of $170 million, primarily due to a net $124 million impact from supporting RiverSource 2a-7 money market funds and expenses related to unaffiliated money market funds. Excluding these negative impacts, the $46 million segment loss improved by $87 million from the prior-year period, primarily due to $60 million of separation costs in the prior year quarter, as well as management’s continued focus on expense management.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Kathryn Koessel	Benjamin Pratt
Ameriprise Financial	Ameriprise Financial
612.678.7610	612.678.5881
kathryn.c.koessel@ampf.com	benjamin.j.pratt@ampf.com

Ameriprise Financial, Inc. is a diversified financial services company serving the comprehensive financial planning needs of the mass affluent and affluent. For more information, visit ameriprise.com.

RiverSource mutual funds are distributed by RiverSource Distributors, Inc. and Ameriprise Financial Services, Inc. Members FINRA and managed by RiverSource Investments, LLC. For complete mutual fund ranking data and other important disclosures please refer to Exhibit A “RiverSource Mutual Fund Performance and Lipper Ranking” in the Third Quarter 2008 Statistical Supplement available at ir.ameriprise.com.

The Threadneedle group of companies constitutes the Ameriprise Financial international investment platform. The group consists of wholly owned subsidiaries of Ameriprise Financial, Inc. and provides services independent from Ameriprise Financial Services, Inc., including Ameriprise Financial Services’ broker-dealer business.

Ameriprise Certificates are issued by Ameriprise Certificate Company and distributed by Ameriprise Financial Services, Inc. Member FINRA.

Ameriprise Financial Services, Inc. offers financial planning services, investments, insurance and annuity products. RiverSource insurance and annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538.

Forward-Looking Statements

This news release contains forward-looking statements that reflect management’s plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. The company has made various forward-looking statements in this report. Examples of such forward-looking statements include:

•                  the statement of belief in this news release that the company has the liquidity, capital and asset quality to support its business model through economic cycles;

•                  the statement of belief in this news release that the company will have approximately $1 billion in excess capital at year end, after allocating capital to previously announced acquisitions;

•                  the statement in this news release that the company has no plans to access the equity markets;

•                  the statement in this news release that the company will continue to maintain its current quarterly cash dividend;

•                  the statement of belief in this news release that the majority of the unrealized loss position of the company’s owned asset portfolio as of third-quarter-end will not be realized;

•                  the statement in this news release that relative changes in the value of the company’s owned asset portfolio will have a lower impact on equity;

•                  the statement in this news release that the company’s previously announced acquisitions remain on-track and are expected to close in the fourth quarter;

•                  the statement in this news release to the effect of asset outflows resulting from an anticipated $3.7 billion in outflows of institutional assets of a former affiliate;

•                  Statements of the company’s plans, intentions, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, financial advisor retention and enrollments, general and administrative costs, consolidated tax rate; and excess capital position;

•                  Statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States and of global markets; and

•                  Statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the valuations, liquidity and volatility in the interest rate, equity market, and foreign exchange environments;

•                  changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions, the frequency and extent of legal claims threatened or initiated by clients, other persons and regulators, and developments in regulation and legislation;

•                  investment management performance and consumer acceptance of the company’s products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  capital structure, including ratings and indebtedness, limitations on subsidiaries to pay dividends, and the extent, manner, terms and timing of any share repurchases management may effect;

•                  risks of default by issuers or guarantors of investments the company owns or by counterparties to hedge, derivative, insurance or reinsurance arrangements;

•                  experience deviations from the company’s assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products, or from assumptions regarding market volatility underlying our hedges on guaranteed benefit annuity riders;

•                  the impacts of the company’s efforts to improve distribution economics and to grow third-party distribution of its products;

•                  the ability to complete the acquisition opportunities we negotiate, and to realize the financial, operating and business fundamental benefits we plan for those opportunities;

•                  the ability to realize benefits from reengineering and tax planning; and

•                  general economic and political factors, including consumer confidence in the economy as well as the ability and inclination of consumers generally to invest, the costs of products and services the company consumes in the conduct of its business, and applicable legislation and regulation, including tax laws, tax treaties, fiscal and central government treasury policy, and regulatory rulings and pronouncements.

Management cautions you that the foregoing list of factors is not exhaustive. There may also be other risks that management is unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Management undertakes no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion included as Part 1, Item 1A of our Annual Report on Form 10-K for year-end 2007 filed with the SEC on February 29, 2008 and at ir.ameriprise.com/phoenix.zhtml?c=191716&p=irol-forwardLookingStatement.

The financial results discussed in this release represent past performance only, which may not be used to predict or project future results. For information about Ameriprise Financial entities, please refer to the Third Quarter 2008 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this release.

Ameriprise Financial, Inc.
Disclosed Items Included in Core Earnings

	Quarter Ended September 30, 2008
(in millions, unaudited)	Valuation Assumption, System Conversion and Market(1)	EITF 04-5(2)	VA Riders Impact(3)

Revenues	$—	$(1)	$—
Management and financial advice fees
Distribution fees	—	—	—
Net investment income	—	(1)	—
Premiums	2	—	—
Other revenues	95	(12)	—
Total revenues	97	(14)	—
Banking and deposit interest expense	—	—	—
Total net revenues	97	(14)	—

Expenses
Distribution expenses	(1)	—	—
Interest credited to fixed accounts	—	—	—
Benefits, claims, losses and settlement expenses	(84)	—	(27)
Amortization of deferred acquisition costs	120	—	13
Interest and debt expense	—	—	—
General and administrative expense	—	(14)	—
Total expenses	35	(14)	(14)
Pretax income (loss)	$62	$—	$14

(1)	Includes the net impact of changes in valuation assumptions and the implementation of a new valuation system for RiverSource Life products, as well as the markets impact on DAC and DSIC.
(2)	In accordance with EITF 04-5, reflects consolidation of property fund limited partnerships managed by Threadneedle and hedge fund partnerships managed by RiverSource.
(3)	Variable annuity riders hedge impact excluding DAC unlocking, including $3 million loss on derivatives related to Lehman Brothers which is also included in credit losses on page 7.

Ameriprise Financial, Inc.

Return on Equity Calculation for the 12 Months Ended September 30, 2008

(in millions, unaudited)	ROE	Adjustments	Core Operating return on equity(1)

Return	$586	$341	$927

Equity	$7,436	$(2)	$7,434

Return on Equity	7.9%		12.5%

Ameriprise Financial, Inc.
Return on Equity Calculation for the 12 Months Ended September 30, 2007

(in millions, unaudited)	ROE	Adjustments	Return on equity excluding separation costs(2)

Return	$730	$215	$945

Equity	$7,753	$(102)	$7,651

Return on Equity	9.4%		12.4%

(1)    Core operating return on equity calculated using core operating earnings, after-tax (net income excluding after-tax non-recurring separation costs, after-tax realized gains and losses and the after-tax impact of credit market dislocation) in the numerator, and equity excluding equity allocated to expected non-recurring separation costs as of the last day of the preceding four quarters and the current quarter in the denominator.

(2)    Return on equity excluding separation costs calculated using adjusted earnings (income excluding after-tax non-recurring separation costs) in the numerator, and equity excluding equity allocated to expected non-recurring separation costs as of the last day of the preceding four quarters and the current quarter in the denominator.

Return on equity calculations use the trailing twelve months’ return, and equity calculated using a five point average of quarter-end equity.

Ameriprise Financial, Inc.

Reconciliation Table: Debt to Total Capital

September 30, 2008

(in millions, unaudited)	GAAP Measure	Non-recourse Debt	Debt Less Non-recourse Debt	Impact of 75% Equity Credit(1)	Debt Less Non-recourse with Equity Credit(1)

Debt	$2,080	$80	$2,000	$375	$1,625

Capital	$8,797	$80	$8,717		$8,717

Debt to Capital	23.6%		22.9%		18.6%

(1)             The Company’s junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.

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© 2008 Ameriprise Financial, Inc. All rights reserved.